Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-32995


                        Prospectus Supplement No. 8
                                     to
                     Prospectus Dated August 10, 1998,
                             as supplemented by
            Prospectus Supplement No. 1, dated August 10, 1998,
                                    and
            Prospectus Supplement No. 2, dated August 13, 1998,
                                    and
            Prospectus Supplement No. 3, dated October 7, 1998,
                                    and
            Prospectus Supplement No. 4, dated November 9, 1998,
                                    and
           Prospectus Supplement No. 5, dated November 13, 1998,
                                    and
             Prospectus Supplement No. 6, dated March 8, 1999,
                                    and
             Prospectus Supplement No. 7, dated March 29, 1999.
                             -----------------
                   STIRLING COOKE BROWN HOLDINGS LIMITED
                              ORDINARY SHARES
                        (par value $0.25 per share)
                             ------------------
   See "Risk Factors" beginning on page 10 of the Prospectus dated August
    10, 1998 for certain considerations relevant to an investment in the
                              Ordinary Shares.

               The Ordinary Shares are quoted in the Nasdaq
                 National Market under the symbol "SCBHF".
                            --------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------

     This Prospectus Supplement, together with the Prospectus, dated August 10, 1998, as supplemented by Prospectus Supplement No. 1, dated August 10, 1998, Prospectus Supplement No. 2, dated August 13, 1998, Prospectus Supplement No. 3, dated October 7, 1998, Prospectus Supplement No. 4, dated November 9, 1998, Prospectus Supplement No. 5, dated November 13, 1998, Prospectus Supplement No. 6, dated March 8, 1999, and Prospectus Supplement No. 7, dated March 29, 1999 has been prepared for and is to be used by Goldman, Sachs & Co. in connection with offers and sales of the Ordinary Shares related to market-making transactions, at prevailing market prices, related prices or negotiated prices. The Company will not receive any of the proceeds of such sales. Goldman, Sachs & Co. may act as a principal or agent in such transactions. See "Plan of Distribution".

                            GOLDMAN, SACHS & CO.

                            --------------------

          The date of this Prospectus Supplement is April 6, 1999.

     This Prospectus Supplement is intended to be read in conjunction with the Prospectus dated August 10, 1998 (the "Prospectus"), as supplemented by Prospectus Supplement No. 1, dated August 10, 1998, Prospectus Supplement No. 2, dated August 13, 1998, Prospectus Supplement No. 3, dated October 7, 1998, Prospectus Supplement No. 4, dated November 9, 1998, Prospectus Supplement No. 5, dated November 13, 1998, Prospectus Supplement No. 6, dated March 8, 1999, and Prospectus Supplement No. 7, dated March 29, 1999. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the same meanings as in the Prospectus.

     On April 6, 1999, the Company filed with the Securities and Exchange Commission a Current Report on Form 8-K, a copy of which is attached hereto and deemed to be a part hereof.




==============================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                             -----------------





                                  FORM 8-K

                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

                             -----------------



Date of Report:   April 6, 1999

Date of Earliest Event Reported:    April 6, 1999

                   STIRLING COOKE BROWN HOLDINGS LIMITED
           (Exact name of registrant as specified in its charter)


        Bermuda                     000-23427                 Not Applicable
    (State or other          (Commission File Number)        (I.R.S. Employer
    jurisdiction of                                           Identification
   incorporation or                                               Number)
     organization)
                         Victoria Hall, Third Floor
                             11 Victoria Street
                          Hamilton, HM 11, Bermuda
                      (Address of principal executive
                                  offices)




Registrant's telephone number, including area code:         (441) 295-7556

Item 5.  Other Events.
         ------------

     On April 6, 1999, the registrant issued the earnings release filed as
Exhibit 99.1 hereto.


Item 7.  Financial Statements and Exhibits.
         ---------------------------------


               Exhibit       Description
               -------       -----------


                99.1         Press Release issued April 6, 1999

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.


      Dated: April 6, 1999


                                   STIRLING COOKE BROWN HOLDINGS LIMITED


                                   By:    /s/ George W. Jones
                                      ------------------------------
                                       George W. Jones
                                       Chief Financial Officer
                                       and Director

                               EXHIBIT INDEX



               Exhibit       Description
               -------       -----------


                99.1         Press Release issued April 6, 1999


                                                               Exhibit 99.1

                                              Contact: The Torrenzano Group
                                             ------------------------------
                                                   Ed Orgon or Don Schuster
                                                               212-681-1700


TUESDAY, APRIL 6, 1999



         STIRLING COOKE BROWN CONDEMNS ODYSSEY LAWSUIT AS BASELESS
                     COMPANY PLANS AGGRESSIVE DEFENSE.


HAMILTON, BERMUDA, APRIL 6 - Stirling Cooke Brown Holdings Limited (SCBHF) today condemned what it termed a "baseless suit, wholly without merit," filed by Odyssey Re London, Ltd. on Monday, March 29, in the U.S. District Court for the Southern District of New York.

Nicholas Brown, a managing director of Stirling Cooke Brown, stated, "All of the reinsurance placed with Odyssey Re by Stirling Cooke Brown was placed lawfully and in a manner consistent with established brokerage practices in the London market. While Odyssey Re's complaint seeks rescission of all the reinsurance contracts it underwrote, Odyssey Re has not sued any of the actual parties to those reinsurance contracts - the ceding insurers on whose behalf Stirling Cooke Brown acted."

Mr. Brown further stated, "Odyssey Re has asserted these claims in an attempt to avoid its legitimate reinsurance obligations and to try to use the civil RICO provisions of U.S. law to circumvent binding arbitration clauses in their reinsurance contracts."

Stirling Cooke Brown represents the interests of various ceding insurers, and Odyssey Re was only one of many reinsurers who reinsured the risks of Stirling Cooke Brown clients. Stirling Cooke Brown did not act for Odyssey Re in connection with any of the risks Odyssey Re assumed. Rather, those risks were underwritten by Odyssey Re's own underwriting facility.

Mr. Brown continued, "The foundation of Odyssey Re's claim -- that American workers' compensation business is not encompassed by 'personal accident' business in the London market - is unsound. In the London market, personal accident business traditionally includes the health and accident portion of U.S. workers' compensation risks."

"It is gratifying that despite the initial confusion this suit engendered, Stirling Cooke Brown's clients have expressed their continued support," Mr. Brown explained. "Our shareholders and customers are assured that this suit has not -- and will not -- detract from our strong and committed performance in any of our business lines."

Contrary to early reports in the press, Stirling Cooke Brown never acted as reinsurance broker for the Unicover pool, and no Stirling Cooke Brown director or officer serves as a director or officer of Unicover Managers, Inc.

Mark Cooke, chairman and chief executive officer of Stirling Cooke Brown, stated, "Stirling Cooke Brown continues to focus on increasing shareholder and customer value, and our core businesses are strong. Our most recent earnings report demonstrates strong growth, with 1998 earnings up 20% over the prior year."

Stirling Cooke Brown Holdings Limited is a Bermuda holding company which, through its subsidiaries, provides risk management services and products predominantly to U.S. based small- and mid-sized businesses, including those seeking cost-effective alternatives to traditional commercial insurance for certain of their risk exposures. In addition, Stirling Cooke Brown arranges reinsurance for its products as well as for those offered by independent insurance carriers and reinsurance companies active in the workers' compensation, occupational accident and health, and casualty insurance markets.

Statements in this press release which are other than historical facts are intended to be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws, and include, but are not limited to, those statements relating to the Company's beliefs and expectations concerning 1999. While the Company believes such statements are reasonable, the actual results could differ materially from those currently anticipated. Factors and risks that could cause such differences include, but are not limited to, the conditions in the workers' compensation market, the availability of reinsurance, competition, regulation and other factors. The cautionary statements contained in Exhibit 99 to the Company's Form 10-K for the year ended December 31, 1998, are incorporated herein by reference.



           [Fried, Frank, Harris, Shriver & Jacobson Letterhead]







                                                               212-859-8834
April 6, 1999                                            (FAX: 212-859-8587)

BY ELECTRONIC TRANSMISSION
--------------------------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


            RE:   Stirling Cooke Brown Holdings Limited
                  (Reg. No. 333-32995)

Ladies and Gentlemen:

          On behalf of Stirling Cooke Brown Holdings Limited (the "Company"), pursuant to the Securities Exchange Act of 1934, as amended, we hereby transmit for filing via the Electronic Data Gathering, Analysis and Retrieval System of the Securities and Exchange Commission the Company's Current Report on Form 8-K, announcing the Company's press release of even date herewith.

          If there are any questions with respect to the enclosed, please contact the undersigned at (212) 859-8834.


                                         Very truly yours,


                                          /s/  Eugene Mueller
                                          -------------------
                                               Eugene Mueller

CC: Nasdaq National Market